AGREEMENT AND PLAN OF REORGANIZATION

         THIS AGREEMENT AND PLAN OF REORGANIZATION (the "Agreement") is dated March 17, 2003, and is by and between Dostuk Holding, Inc., a Wyoming corporation (the "Company") and Faceprint Global Solutions, Inc., a California corporation ("Faceprint").


                                                 R E C I T A L S


         WHEREAS, the shareholders of Faceprint ("Shareholders") own the shares of capital stock of Faceprint as set forth in Schedule 1 attached hereto, constituting all of the issued and outstanding stock of Faceprint (the "Faceprint Shares");

         WHEREAS, the Company is a public company, required to file reports under Section 13 of the Securities Exchange Act of 1934 (the "Exchange Act");

         WHEREAS, the Company desires to acquire all of the Faceprint Shares, and the Shareholders desire to exchange all of the Faceprint Shares for shares of voting common stock of the Company, in a transaction that qualifies under
Section 368(a) (1)(B) of the Internal Revenue Code of 1986, as amended (the "Code").

                                                A G R E E M E N T

         NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein and in reliance upon the representations and warranties hereinafter set forth, the parties agree as follows:

I.  EXCHANGE OF THE SHARES AND CONSIDERATION

         1.01. Shares Being Exchanged. Effective at the closing of this Agreement (the
"Closing"), and subject to the terms and conditions of this Agreement the Shareholders shall as-sign, transfer and deliver to the Company all of the Faceprint Shares which they own.

         1.02. Consideration. Subject to the terms and conditions of this Agreement, and in consideration of the assignment and delivery of Faceprint Shares to the Company, the Company shall at Closing issue to the Shareholders a number of shares of voting common stock of the Company, no par value per share (the "Company Shares"), equal to the number of shares set forth opposite the Shareholder's name on Schedule 1 attached hereto, and shall issue a total of 24,070,000 Company Shares;

         1.03. Closing. The Closing of the transaction contemplated by this Agreement (the
"Closing") shall take place on or before March 31, 2003.

         1.04. Deliveries. Within 5 days of the execution and delivery of this Agreement, the parties are delivering the following documents:

                  1.04(a). The items and documents set forth in Sections 1.01 and 1.02.

                  1.04(b).  The Company Shares described in Section 1.02

                  1.04(c). The Company shall deliver the resignations of all of its current officers and directors, and a board resolution electing Pierre Cote and Sylvie Lariviere to the Board of Directors of the Company.

         1.05. Filings. Following with the Closing, the Company shall file the following documents:

                  1.05(a). A Registration Statement on Form SB-2 registering the 9,500,000 shares outstanding prior to the Closing with the U.S. Securities and Exchange Commission.

                  1.05(b). A Certificate of Amendment to the Certificate of Incorporation of the Company with the Wyoming Secretary of State changing the name of the Company to "Faceprint Global Solutions, Inc." or a similar name.

II.      REPRESENTATIONS AND WARRANTIES OF FACEPRINT

         Faceprint represents and warrants to the Company as follows, as of the date of this Agreement and as of the Closing:

         2.01.  Organization.

                  2.01(a). Faceprint is a corporation duly organized, validly existing and in good standing under the laws of the State of California; Faceprint has the corporate power and authority to carry on its business as presently conducted; and Faceprint is qualified to do business in all jurisdictions where the failure to be so qualified would have a material adverse effect on its business.

         2.02.  Capitalization.

                  2.02(a). The authorized capital stock and the issued and outstanding shares of Faceprint is as set forth on Exhibit 2.02(a). All of the issued and outstanding shares of Faceprint are duly authorized, validly issued, fully paid and nonassessable.

                  2.02(b). Except as set forth in Exhibit 2.02(b) there are no outstanding options, warrants, or rights to purchase any securities of Faceprint.

         2.03. Subsidiaries and Investments. Faceprint does not own any capital stock or have any interest in any corporation, partnership or other form of business organization, except as described in Exhibit 2.03 hereto.

         2.04. Financial Statements. The financial records of Faceprint are of such a character and quality that an unqualified (except as to going concern) audit of the
 Faceprint Financial
Statements may be performed within 75 days of the Closing.

         2.05.  No Undisclosed Liabilities.  Other than as described in Exhibit
 2.05 attached
hereto, Faceprint is not subject to any material liability or obligation of any nature, whether ab-
solute, accrued, contingent, or otherwise and whether due or to  become due, which is not
reflected or reserved against in the Financial Statements, except those incurred in the normal course of business.

         2.06. Absence of Material Changes. Since inception, except as described in any
Exhibit attached hereto or as required or permitted under this Agreement, there has not been:

                  2.06(a). any material adverse change in the condition (financial or otherwise) of the properties, assets, liabilities or business of Faceprint, except changes in the ordinary course of business which, individually and in the aggregate, have not been materially adverse;

                  2.06(b). any redemption, purchase or other acquisition of any shares of the capital stock of Faceprint, or any issuance of any shares of capital stock or the granting, issuance or exercise of any rights, warrants, options or commitments by Faceprint relating to their authorized or issued capital stock; or

                  2.06(c). any change or amendment to the Articles of I ncorporation of Faceprint.

         2.07. Litigation. Except as set forth in Exhibit 2.07 attached hereto, there is no litigation, proceeding or investigation pending or threatened against Faceprint affecting any of its properties or assets against any officer, director, or stockholder of Faceprint that might result, either in any case or in the aggregate, in any material adverse change in the business, operations, affairs or condition of Faceprint or its properties or assets, or that might call into question the validity of this Agreement, or any action taken or to be taken pursuant hereto.

         2.08. Title To Assets. Faceprint has good and marketable title to all of its assets and properties now carried on its books including those reflected in the balance sheets contained in the Financial Statements, free and clear of all liens, claims, charges, security interests or other encumbrances, except as described in Exhibit 2.08 attached hereto or any other Exhibit.

         2.09. Transactions with Affiliates, Directors and Shareholders. Except as set forth in Exhibit 2.09 attached hereto, there are and have been no contracts, agreements, arrangements or other transactions between Faceprint, and any officer, director, or stockholder of Faceprint, or any corporation or other entity controlled by the Shareholders, a member of the Shareholders' families, or any affiliate of the Shareholders.

         2.10. No Conflict. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not conflict with or result in a breach of any term or provision of, or constitute a default under, the Articles of Incorporation or Bylaws of Faceprint, or any agreement, contract or instrument to which Faceprint is a party or by which it or any of its assets are bound.

         2.11. Disclosure. To the actual knowledge of Faceprint, neither this Agreement, the Financial Statements nor any other agreement, document, certificate or written or oral statement furnished to the Company by or on behalf of Faceprint in connection with the transactions contemplated hereby, contains any untrue statement of a material fact or when taken as a whole omits to state a material fact necessary in order to make the statements contained herein or therein not misleading.

         2.12. Authority. Faceprint has full power and authority to enter into this Agreement and to carry out the transactions contemplated herein. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, have been duly authorized and approved by the Board of Directors of Faceprint and no other corporate proceedings on the part of Faceprint are necessary to authorize this Agreement and the transactions contemplated hereby.

III.  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

         The Company hereby represents and warrants to Faceprint as follows, as of the date of this Agreement and as of the Closing:

         3.01.  Organization.

                  3.01(a). The Company is a corporation duly organized, validly existing, and in good standing under the laws of the State of Wyoming; has the corporate power and authority to carry on its business as presently conducted; and is qualified to do business in all jurisdictions where the failure to be so qualified would have a material adverse effect on the business of the Company.

                  3.01(b). The copies of the Certificate of Incorporation, of the Company, as certified by the Secretary of State of Wyoming, and the Bylaws of the Company are complete and correct copies of the Certificate of Incorporation and the Bylaws of the Company as amended and in effect on the date hereof. All minutes of meetings and actions in writing without a meeting of the Board of Directors and shareholders of the Company are contained in the minute book of the Company and no minutes or actions in writing without a meeting have been included in such minute book since such delivery to Faceprint that have not also been delivered to Faceprint.

         3.02. Capitalization of the Company. The authorized capital stock of the Company consists of an unlimited number of shares of Common Stock and preferred stock, no par value, of which 8,000,000 shares of Common Stock and no shares of preferred stock are outstanding. All outstanding shares are duly authorized, validly issued, fully paid and non-assessable. Following the issuance of Company Shares, the capitalization of the Company shall be 40,000,000 shares of common stock.

         3.03. Subsidiaries and Investments. The Company does not own any capital stock or have any interest in any corporation, partnership, or other form of business organization.

         3.04. Authority. The Company has full power and authority to enter into this Agreement and to carry out the transactions contemplated herein. The execution and delivery of this Agreement, the consummation of the transactions contemplated hereby, and the issuance of the Company Shares in accordance with the terms hereof, have been duly authorized and approved by the Board of Directors of the Company and no other corporate proceedings on the part of

Company are necessary to authorize this Agreement, the transactions contemplated hereby and the issuance of the Company Shares in accordance with the terms hereof.

         3.05.  No Undisclosed Liabilities.  Other than as described in Exhibit
3.05 attached
hereto, the Company is not subject to any material liability or obligation of any nature, whether
absolute, accrued, contingent, or otherwise and whether due or to become due.

         3.06. Litigation. There is no litigation, proceeding or investigation pending or to the knowledge of the Company, threatened against the Company affecting any of its properties or assets, or, to the knowledge of the Company, against any officer, director, or stockholder of the Company that might result, either in any case or in the aggregate, in any material adverse change in the business, operations, affairs or condition of the Company or any of its properties or assets, or that might call into question the validity of this Agreement, or any action taken or to be taken pursuant hereto.

         3.07. Title To Assets. The Company has good and marketable title to all of its assets and properties now carried on its books including those reflected in the balance sheet contained in the Company's financial statements, free and clear of all liens, claims, charges, security interests or other encumbrances, except as described in the balance sheet included in the Com-pany's financial statements or on any Exhibits attached hereto.

         3.08. Contracts and Undertakings. Exhibit 3.08 attached hereto contains a list of all contracts, agreements, leases, licenses, arrangements, commitments and other undertakings to which the Company is a party or by which it or its property is bound. Each of said contracts, agreements, leases, licenses, arrangements, commitments and undertakings is valid, binding and in full force and effect. The Company is not in material default, or alleged to be in material default, under any contract, agreement, lease, license, commitment, instrument or obligation and, to the knowledge of the Company, no other party to any contract, agreement, lease, license, commitment, instrument or obligation to which the Company is a party is in default thereunder nor, to the knowledge of the Company, does there exist any condition or event which, after notice or lapse of time or both, would constitute a default by any party to any such contract, agreement, lease, license, commitment, instrument or obligation.

         3.09. Underlying Documents. Copies of all documents described in any Exhibit attached hereto (or a summary of any such contract, agreement or commitment, if oral) have
been made available to Faceprint and are complete and correct and include all amendments, supplements or modifications thereto.

         3.10. Transactions with Affiliates, Directors and Shareholders. Except as set forth in Exhibit 3.10 hereto, there are and have been no contracts, agreements, arrangements or other transactions between the Company, and any officer, director, or 5% stockholder of the Company, or any corporation or other entity controlled by any such officer, director or 5% stockholder, a member of any such officer, director or 5% stockholder's family, or any affiliate of any such officer, director or 5% stockholder.

         3.11. No Conflict. The execution and delivery of this Agreement and the consumma-
tion of the transactions contemplated hereby will not conflict with or result in a breach of any term or provision of, or constitute a default under, the Certificate of Incorporation or Bylaws of the Company, or any agreement, contract or instrument to which the Company is a party or by which it or any of its assets are bound.

         3.12. Disclosure. To the actual knowledge of the Company, neither this Agreement nor any other agreement, document, certificate or written or oral statement furnished to Faceprint and the Shareholders by or on behalf of the Company in connection with the transactions contemplated hereby, contains any untrue statement of a material fact or when taken as a whole omits to state a material fact necessary in order to make the statements contained herein or therein not misleading.

         3.13. Financial Statements. The financial statements of the Company set forth in its

Form 10-SB its Form 10-QSB for the quarter ended December 31, 1999 present fairly the financial position and results of operations of the Company, on a consistent basis.

         3.14. Absence of Material Changes. Since December 31, 1999, except as described in any Exhibit hereto or as required or permitted under this Agreement, there has not been:

                  3.14(a). any material change in the condition (financial or otherwise) of the properties, assets, liabilities or business of Company, except changes in the ordinary course of business which, individually and in the aggregate, have not been materially adverse.

                  3.14(b). any redemption, purchase or other acquisition of any shares of the capital stock of Company, or any issuance of any shares of capital stock or the granting, issuance or exercise of any rights, warrants, options or commitments by Faceprint relating to their authorized or issued capital stock.

                  3.14(c). any amendment to the Certificate of Incorporation of Company.

IV.      SURVIVAL OF REPRESENTATIONS, WARRANTIES AND COVENANTS

         All representations, warranties and covenants of the Company and Faceprint contained herein shall survive the consummation of the transactions contemplated herein and remain in full force and effect.

V.  CONDITIONS TO CLOSING

         5.01. Conditions to Obligation of Faceprint. The obligations of Faceprint under this
Agreement shall be subject to each of the following conditions:

                  5.01(a). The representations and warranties of Company herein contained shall be true in all material respects at the Closing with the same effect as though made at such time. Company shall have performed in all material respects all obligations and complied in all material respects, to its actual knowledge, with all covenants and conditions required by this Agreement to be performed or complied with by it at or prior to the Closing.

                  5.01(b). No injunction or restraining order shall be in effect, and no action or proceeding shall have been instituted and, at what would otherwise have been the Closing, remain pending before a court to restrain or prohibit the transactions contemplated by this Agreement.

                  5.01(c). All statutory requirements for the valid consummation by Company of the transactions contemplated by this Agreement shall have been fulfilled. All authorizations, consents and approvals of all governments and other persons required to be obtained in order to permit consummation by Company of the transactions contemplated by this Agreement shall have been obtained.

         5.02. Conditions to Obligations of Company. The obligation of Company under this
Agreement shall be subject to the following conditions:

                  5.02(a). The representations and warranties of Faceprint herein contained shall be true in all material respects as of the Closing, and shall have the same effect as though made at the Closing; Faceprint shall have performed in all material respects all obligations and complied in all material respects, to its actual knowledge, with all covenants and conditions required by this Agreement to be performed or complied with by it prior to the Closing.

                  5.02(b). No injunction or restraining order shall be in effect prohibiting this Agreement, and no action or proceeding shall have been instituted and, at what would otherwise have been the Closing, remain pending before the court to restrain or prohibit the transactions contemplated by this Agreement.

                  5.02(c). All statutory requirements for the valid consummation by Faceprint of the transactions contemplated by this Agreement shall have been fulfilled. All authorizations, consents and approvals of all governments and other persons required to be obtained in order to permit consummation by Faceprint of the transactions contemplated by this Agreement shall have been obtained.

VI.      CERTAIN AGREEMENTS

         6.01. Related Party Payables. Immediately prior to the Closing, Jehu Hand shall forgive all amounts owed to him by the Company.

         6.02. Reporting Requirements. The Company shall file all reports required by Section 13 of the Securities Exchange Act of 1934 and shall maintain its books and records in accordance with Sections 12 and 13 thereof. The parties agree that the failure of the Company to make such filings with the Securities and Exchange Commission shall constitute a material breach of this Agreement.

VII.     MISCELLANEOUS

         7.01. Finder's Fees, Investment Banking Fees. Neither Faceprint nor the Company have retained or used the services of any person, firm or corporation in such manner as to require the payment of any compensation as a finder or a broker in connection with the transactions contemplated herein.

         7.02. Tax Treatment. The transaction contemplated hereby is intended to qualify as a so-called "tax-free" reorganization under the provisions of Section 368 of the Internal Revenue Code. The Company and Faceprint acknowledge, however, that they each have been represented by their own tax advisors in connection with this transaction; that neither has made any representation or warranty to the other with respect to the treatment of such transaction or the effect thereof under applicable tax laws, regulations, or interpretations; and that no attor-ney's opinion or private revenue ruling has been obtained with respect to the effects thereof under the Internal Revenue Code of 1986, as amended.

         7.03. Further Assurances. From time to time, at the other party's request and without further consideration, each of the parties will execute and deliver to the others such documents and take such action as the other party may reasonably request in order to consummate more effectively the transactions contemplated hereby.

         7.04. Parties in Interest. Except as otherwise expressly provided herein, all the terms and provisions of this Agreement shall be binding upon, shall inure to the benefit of and shall be enforceable by the respective heirs, beneficiaries, personal and legal representatives, successors and assigns of the parties hereto.

         7.05. Entire Agreement; Amendments. This Agreement, including the Schedules,
Exhibits and other documents and writings referred to herein or delivered pursuant hereto, which form a part hereof, contains the entire understanding of the parties with respect to its subject matter. There are no restrictions, agreements, promises, warranties, covenants or undertakings
other than those expressly set forth herein or therein. This Agreement supersedes all prior agreements and understandings between the parties with respect to its subject matter. This

Agreement may be amended only by a written instrument duly executed by the parties or their respective successors or assigns.

         7.06. Headings, Etc. The section and paragraph headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretations
of this Agreement.

         7.07. Pronouns. All pronouns and any variations thereof shall be deemed to refer to the masculine, feminine or neuter, singular or plural, as the identity of the person, persons, entity or entities may require.

         7.08. Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same
instrument.

         7.09. Governing Law. This Agreement shall be governed by the laws of the State of
California (excluding conflicts of laws principles) applicable to contracts to be performed in the
State of California.

         IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the parties hereto as the date first above written.

DOSTUK HOLDING, INC.                            FACEPRINT GLOBAL SOLUTIONS, INC.


By:                                             By:
Name:                                           Name:
Title:                                          Title:



                                                   SCHEDULE I

                                                      NUMBER OF SHARES                NUMBER OF
                                                        OF FACEPRINT                  SHARES OF
                                                        COMMON STOCK                   COMPANY
      NAMES OF                                            OWNED AND                 COMMON STOCK
    SHAREHOLDERS                                       TO BE DELIVERED              TO BE RECEIVED

Pierre Cote                                             13,510,000                         same

Piyada Cote                                              2,000,000                         same

Robert Rios                                              2,000,000                         same

Sylvie Lariviere-Traub                                   1,500,000                         same

Toni Lange                                               1,000,000                         same

Fernand Beland                                           1,000,000                         same

Daniel Traub                                               500,000                         same

Lyne Aquin                                                  50,000                         same

Jean-Gu Boisjoli                                         1,375,000                         same

Jean-Guy Beland                                             50,000                         same

Eloi Bolduc                                                 25,000                         same

Gaston Nadeau                                               35,000                         same

Michel Nadeau                                               25,000                         same

Gerard Beland                                               25,000                         same

Jean Cinelli                                                50,000                         same

Wayne Quick                                                250,000                         same

Lois Gibson                                                 25,000                         same

Ed Madge                                                    25,000                         same

Daniel Simmons                                              25,000                         same

Michael Gauthier                                           500,000                         same

                                                       10





Marcel Legare                                              100,000                         same

Gilles Gauthier                                            500,000                         same

Totals                                                  24,070,000                   24,070,000

                                                       11
